Exhibit 32

Certification
Pursuant to 18 U.S.C. Section 1350,
As Adopted Pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), each of the undersigned officers of Investors Title Company, a North Carolina corporation (the "Company"), does hereby certify that:

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 10, 2005	By:	/s/ J. Allen Fine

J. Allen Fine Chief Executive Officer

Date: November 10, 2005	By:	/s/ James A. Fine, Jr.

James A. Fine, Jr. Chief Financial Officer